FOR IMMEDIATE RELEASE

Contact: Carol DiRaimo, Vice President of Investor Relations
         (913) 967-4109

              Applebee's International Reports May Comparable Sales

OVERLAND   PARK,   KAN.,  May  31,  2006  --  Applebee's   International,   Inc.
(Nasdaq:APPB) today reported comparable sales for the four-week period ended May 21, 2006.

System-wide domestic comparable sales decreased 1.9 percent for the May period, while comparable sales for domestic franchise restaurants decreased 2.0 percent. Comparable sales for company restaurants decreased 1.9 percent, reflecting a decrease in guest traffic of between 5.5 and 6.0 percent, combined with a higher average check.

System-wide domestic comparable sales for the quarter-to-date period through May (eight weeks) have decreased 1.0 percent, with domestic franchise restaurant comparable sales down 0.8 percent and company comparable restaurant sales down
1.8 percent.

The company noted that it experienced broad geographic weakness throughout the system during the month, with the most challenging company markets continuing to be New England and parts of Virginia and Michigan. As a result of the current uncertainty surrounding the macro consumer environment, the company is reevaluating its full year 2006 guidance with respect to comparable sales and earnings per share. The company expects to reissue guidance in conjunction with its second quarter earnings release on July 26th.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. As of May 21, 2006, there were 1,846 Applebee's restaurants operating system-wide in 49 states and 16 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

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